EXHIBIT 3.4

                            CRIMSON EXPLORATION INC.

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS
                                       OF
                         SERIES E CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK
                            ------------------------

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law
                            ------------------------


         Crimson Exploration Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors, by unanimous written consent dated June 24, 2005 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law;

         Cumulative Convertible Preferred Stock, Series E

         WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Cumulative Convertible Preferred Stock, Series E (the "Series E Preferred Stock"), par value $0.01 per share, of the Company and the number of shares constituting such preferred stock;

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series E Preferred Stock on the terms and with the provisions herein set forth. .. .:



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                       DESIGNATION, PREFERENCES AND RIGHTS
                                       of
                 SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       of
                            CRIMSON EXPLORATION INC.

         The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Cumulative Convertible Preferred Stock, Series E, or the holders thereof are as follows:

         1. Designation. The designation of the Series of Preferred Stock authorized hereby shall be "Cumulative Convertible Preferred Stock, Series E" ("Series E Preferred Stock"), with a par value of $.01 per share.

         2. Number of Shares. The number of shares of Series E Preferred Stock shall be 9,000.

         3. Dividends

                  (a) The rate of dividends per share shall be expressed as a percentage of the Preferred Liquidation Preference in effect at the relevant time ("Dividend Rate") and shall be 6% per annum. Cash dividends at such rate shall be payable in quarterly installments, on each March 31, June 30, September 30, and December 31 (each a "Dividend Payment Date") to holders of record of the Series E Preferred Stock as they appear on the Company's stock records as of the day immediately prior to the Dividend Payment Date. Such dividends shall be cumulative from February 28, 2005 as if the Series E Preferred Stock were issued by the Company on such date (the "Original Issue Date"), whether or not in any period the Company or its predecessor GulfWest Energy Inc., a Texas corporation ("GulfWest"), shall be (or was) legally permitted to make the payment of such dividends and whether or not such dividends are (or were) declared. The Series E Preferred Stock shall rank as to dividends (i) senior to the Common Stock (as defined herein) and any other class or series of capital stock that by its express terms provides that it ranks junior to the Series E Preferred Stock as to dividends or upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a "Liquidation") or that does not expressly provide for any ranking as to dividends or upon Liquidation ("Junior Securities"), (ii) on parity with any other class or series of capital stock that by its express terms provides it ranks on a parity with other classes of preferred stock of the Company as to payments of dividends or upon Liquidation ("Parity Securities"), and (iii) junior to the Company's Series G Convertible Preferred Stock, Series H Convertible Preferred Stock and any other class or series of capital stock that by its express terms provides it ranks senior to the Series E Preferred Stock as to dividends or upon Liquidation ("Senior Securities"). Such dividends shall first be payable to the holders of the Series E Preferred Stock in preference and priority of any payment of any cash dividend on any stock ranking junior to the Series E Preferred Stock, including the shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), but after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Securities.

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                  (b) Notwithstanding provisions in Section 3(a) to the
contrary, unless the Company's Board of Directors so elects, dividends shall accrue from the Original Issue Date as if issued on such date but shall not be paid until the dividend owing on March 31, 2009 is required to be paid ("Deferred Dividends"); provided, however, that if the Company elects to pay dividends for any quarter on the Series G Convertible Preferred Stock in cash before March 31, 2009, then the Company shall pay dividends for such quarter in cash to the holders of Series E Preferred Stock as well. "Accrued and unpaid dividends" in all instances in this Certificate of Designation shall include Deferred Dividends. Deferral of Deferred Dividends shall not be deemed a default on the payment of dividends under Section 6(i). Beginning with the dividend required to be paid in cash on March 31, 2009, the Company shall pay dividends in cash to the holders of the Series E Preferred Stock in accordance with
Section 3(a). Accrued and unpaid Deferred Dividends from the Original Issue Date shall be paid on the date of payment of amounts payable to holders of the Series E Preferred Stock upon a liquidation, dissolution or winding up of the affairs of the Company under Section 10 or, at the Company's option, with the consent of the Holders affected, at any time. To the extent dividends are accrued but are not convertible under Section 11.1 because they pertain to a partial quarter, such dividends shall be paid in cash upon conversion of the applicable shares.

         4. Preference. Except with respect to the Senior Securities, the rights of the Series E Preferred Stock are of equal preference to all other outstanding preferred stock of the Company regarding payment of dividends and liquidation. No distribution shall be declared or paid or set apart for payment on any Junior Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series E Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of the distribution on such junior stock; provided that the foregoing restriction shall not be applicable to dividends payable in additional shares of Common Stock to the holders of (i) Common Stock in connection with any stock split or (ii) any class of preferred stock as dividends thereon.

         5. Retirement of Shares. Shares of Series E Preferred Stock that have been issued and have been redeemed, repurchased or reacquired in any manner by the Company shall be retired and not reissued and shall resume the status of authorized but unissued and non-designated shares of preferred stock of the Company.

         6. Voting. The holders of Series E Preferred Stock shall have no voting rights except as otherwise expressly required by Delaware law. Notwithstanding the foregoing, if at any time (i) two or more quarterly dividends, whether or not consecutive, on the Series E Preferred Stock are in default, in whole or in part; or (ii) the Company (a) files a voluntary petition in bankruptcy, (b) is adjudicated as a bankrupt, (c) files any petition or other pleading in any action seeking reorganization, rearrangement, adjustment, or composition of, or in respect of the Company under the United States Bankruptcy Code or any other similar state or federal law dealing with creditors' rights generally, unless within 60 days after such filing such proceeding is discharged, or (d) has a receiver, trustee or other similar official appointed for the Company; then the number of directors then constituting the Company's Board of Directors shall be increased by two and the holders of shares of Series E Preferred Stock shall be entitled to appoint the two additional directors to serve on the Board of Directors by written consent executed by the holders of Series E Preferred Stock in accordance with Section 12 hereof or by special meeting of holders of Series E Preferred Stock called as hereinafter provided. Whenever all arrears in accrued dividends on the Series E Preferred Stock shall have been paid or, as applicable, the default specified in clause (ii) of the foregoing sentence has been cured, then the right of the holders of the Series E Preferred Stock to appoint such additional directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any future defaults specified in clauses (i) or (ii) of the second sentence of this Section), and the terms of office of any person appointed as a director by the holders of the Series E Preferred Stock shall immediately terminate and the number of the Board of Directors shall be reduced accordingly.

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                  At any time after such voting rights shall have been vested in the holders of the Series E Preferred Stock, the Secretary of the Company may, and upon the written request of the record holders of at least 10% of the outstanding Series E Preferred Stock (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series E Preferred Stock for the election of the two additional directors to be appointed by them as herein provided, such call to be made by notice similar to that provided in the bylaws of the Company for a special meeting of the stockholders. If any such special meeting to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then the record holders of at least 10% of the outstanding Series E Preferred Stock may in writing designate one among them to call the meeting, and for that purpose shall have access to the stock books and stockholder lists of the Company. If such office shall not have previously terminated as above provided, the directors previously elected at any such special meeting of the holders of the Series E Preferred Stock shall continue to hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof, at which meeting the holders of the Series E Preferred Stock shall be entitled to reelect the same directors or to elect two new directors as provided hereunder.

         7. Board of Directors Advisory Membership. The Company will offer a position as an advisory member of the Board of Directors to Mr. Leonard C. Tallerine, Jr. to be held as long as he holds any shares of the Series E Preferred Stock. The Company will offer a position as an advisory member of the Board of Directors to Millennium's designee in the event that Millennium continues to hold any shares of Series E Preferred Stock and Tallerine no longer holds any shares of Series E Preferred Stock. Such advisory member position shall have no voting rights as a director.

         8. Other Rights and Amendments. Except as otherwise provided by law, without the written consent of the holders of a majority of the Series E Preferred Stock, the Company will not (i) increase the authorized number of shares of Series E Preferred Stock; (ii) amend, alter, repeal or waive any provision of the bylaws, the Certificate of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights and powers of the Series E Preferred Stock; or (iii) increase the number of directors, excluding the two additional directorship positions that may be elected by the Series E Preferred Stock pursuant to Section 6 hereof, to a number greater than nine (9).

         9. Redemption Rights. The Series E Preferred Stock is redeemable in whole or in part at any time, at the option of the Company, at a price of $500 per share, plus all accrued and undeclared or unpaid dividends from the Original Issue Date; except that prior to redemption by the Company the holders of record shall be given a 60-day written notice of the Company's intent to redeem and the opportunity to convert the Series E Preferred Stock to Common Stock, in accordance with Section 11 hereof, during the 60-day period. The shares to be redeemed hereunder shall be redeemed from the holders of the Series E Preferred Stock on a pro rata basis by the Company. The written notice (the "Redemption Notice") for any such call of redemption by the Company shall specify the effective date of such redemption (the "Redemption Effective Date"); provided, however, that the Redemption Effective Date shall be no less than 60 days and no more than 90 days following the Redemption Notice. Following the Redemption Effective Date, all shares called for redemption shall thereafter cease to exist except to the extent that they evidence a right of the record holder as of the date of the Redemption Notice to receive the redemption proceeds for such shares.

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         10. Liquidation. The holders of the Series E Preferred Stock shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Company's Common Stock or other capital stock designated as junior to the Series E Preferred Stock with respect to liquidation, but after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Securities, the amount of $500 per share of Series E Preferred Stock plus all accrued and undeclared or unpaid dividends from the Original Issue Date (the "Preferred Liquidation Preference"). If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of shares of Series E Preferred Stock and the holders of all Parity Securities shall be insufficient to pay in full the respective preferential amounts on shares of Series E Preferred Stock and all Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Stock and the holders of Parity Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which the holders of Series E Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. For the purpose of this Section 10, none of the merger or consolidation of the Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company or the sale, transfer, or other disposition of all or substantially all of the assets of the Company, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Company.

         11. Conversion to Common Stock. The Series E Preferred Stock (including accrued and unpaid dividends thereon from the Original Issue Date other than dividends accrued since the last Dividend Payment Date) is convertible to Common Stock at any time. At any time thereafter, the holder may, by written notice (the "Conversion Notice") to the Company, convert any or all of the shares of the Series E Preferred Stock to Common Stock. The shares of Common Stock issuable upon conversion shall be issued by the Company once the holder of the converted Series E Preferred Stock tenders the certificates evidencing such shares of Series E Preferred Stock to the Company for cancellation.

                  11.1 Conversion Price. Each share of Series E Preferred Stock shall be convertible in accordance with this Section 11 into the number of shares of Common Stock that results from (i) dividing the initial liquidation value per share for Series E Preferred Stock (the stated $500 per share liquidation preference) by the conversion price for Series E Preferred Stock that is in effect at the time of conversion and (ii) dividing the accrued and unpaid dividends thereon from the Original Issue Date (excluding dividends (other than Deferred Dividends accrued before the most recent Dividend Payment
Date) accrued since the most recent Dividend Payment Date) by the conversion price for accrued and unpaid dividends thereon that is in effect at the time of conversion (collectively, such conversion prices are referred to as the "Conversion Price"), and adding (i) and (ii). The Conversion Price for the Series E Preferred Stock shall initially be $2.00 per share, provided that the initial Conversion Price for accrued and unpaid dividends thereon from the Original Issue Date shall be $0.90 per share. Each Conversion Price shall be subject to adjustment from time to time as provided below.



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                  11.2 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), each Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the applicable Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common
Stock Event, and the product so obtained shall thereafter be the Conversion Price. Each Conversion Price shall be adjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term
"Common Stock Event" means (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock,
(ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  11.3 Adjustment for Other Dividends and Distributions. If at any time or from time to time after the initial date of issuance of the Series E Preferred Stock the Company pays a dividend or makes any other distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series E Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series E Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 11 with respect to the rights of the holders of the Series E Preferred Stock or with respect to such other securities by their terms.

                  11.4 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the initial date of issuance of the Series E Preferred Stock, the Common Stock issuable upon the conversion of the Series E Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, consolidation or otherwise (other than by Common Stock Event or a stock dividend provided for elsewhere in this Section 11), then in any such event each holder of Series E Preferred Stock shall have the right thereafter to convert such Series E Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, consolidation or other change by holders of the number of shares of Common Stock into which such shares of Series E Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The Company shall give each holder of Series E Preferred Stock at least 30 days prior written notice of any event requiring adjustment pursuant to this Section 11.4.

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                  11.5 Certificate of Adjustment. In case of an adjustment or readjustment of the Conversion Price for Series E Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series E Preferred Stock at the holder's address as shown in the Company's books.

                  11.6 Change of Control of Company. In the event of a "change of control" of the Company, each holder of the Series E Preferred Stock shall have the right, at the holder's option, to convert its shares to Common Stock in accordance with Section 11 hereof, or cause the Company to redeem the shares at a price of $500 per share, plus all accrued and undeclared or unpaid dividends from the Original Issue Date. A "change of control" is defined as: (i) an acquisition by an individual, entity or a group subject to a voting trust agreement (excluding the Oaktree Parties, J. Virgil Waggoner and his affiliates, the Company and its subsidiaries, a related employee benefit plan or a corporation the voting stock of which is beneficially owned following such acquisition 50% or more by the Company's stockholders in substantially the same proportions as their holdings in the Company prior to such acquisition) of ownership of more than 50% of the Company's outstanding voting stock; (ii) the approval by the stockholders of a reorganization, merger or consolidation (other than a reorganization, merger or consolidation in which all or substantially all of the stockholders of the Company receive 50% or more of the voting stock of the surviving company); or (iii) a complete liquidation or dissolution of the Company or the sale of all, or substantially all, of its assets. As used in this
Section 11.6, the term "affiliate" shall be given the meaning attributed to it under Rule 144 promulgated under the Securities Act of 1933, as amended. "Oaktree Party" means each of Oaktree Capital Management, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund IIIA, L.P., OCM GW Holdings, LLC ("Holdings") and any of the respective Permitted Transferees. "Permitted Transferee" means as to any person or entity, (i) any general partner or managing member of such person or entity or (ii) any partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated and managed or controlled by such person or entity, its general partner or managing member as a vehicle for purposes of making investments.

                  11.7 Dilution or Impairments. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms hereunder, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate hereunder. Without limiting the generality of the foregoing, the Company:

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     (a) shall at all times reserve and keep available,  solely for issuance and delivery upon the conversion of the Series E Preferred Stock, all shares of the Common Stock from time to time issuable upon such conversion; and

     (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassesable shares of Common Stock upon the conversion of the Series E Preferred Stock from time to time outstanding.

                  11.8 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series E Preferred Stock. Any resulting fractional shares shall be rounded up to the next whole share.

                  11.9 Mandatory Conversion. At any time Holdings and/or any Oaktree Party converts any or all of the Series G Convertible Preferred Stock owned of record or Beneficially Owned by it into Common Stock, a number of shares of Series E Preferred Stock shall automatically convert into Common Stock in proportion to the number of shares Series G Convertible Preferred Stock converted by Holdings and such other Oaktree Parties in relation to their total holdings of Series G Convertible Preferred Stock immediately prior to such conversion. The number of shares of Series E Preferred Stock automatically converted with respect to each holder shall be on a pro rata basis. The shares of Common Stock to be issued upon such conversion shall be issued by the Company once the holder of the Series E Preferred Stock so converted tenders the certificates evidencing such shares of Series E Preferred Stock to the Company for cancellation. "Beneficially Owned" means having voting power or investment power with respect to the Series G Preferred Stock (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

         12. Action by Consent. Any action required or permitted to be taken at any meeting of the holders of the Series E Preferred Stock may be taken without such a meeting if a consent or consents in writing, setting forth the actions so taken, is signed by the holders of two-thirds of the outstanding shares of Series E Preferred Stock.

                            [Signature page follows]



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         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by a duly authorized officer as of the 27th day of June, 2005.

                              CRIMSON EXPLORATION INC.

                              By: /s/ Jim C. Bigham
                                  ----------------------------------------------
                                  Name:   Jim C. Bigham
                                  Title:  Vice President/Secretary